SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STRUCTURED PRODUCTS CORP.

(Exact name of registrant as specified in its charter)

Delaware	13-3692801

(State of Incorporation or organization)	(IRS Employer Identification No.)

390 Greenwich Street New York, New York	10013

(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [ x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. [   ]

        Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to Registered

1,040,926 Corporate-Backed Trust Securities (CorTS®) Certificates, with a principal amount of $26,023,150 (the “Certificates”)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1.         Description of Registrant's Securities to be Registered.

                   The description of the Certificates to be registered hereunder is set forth under the captions entitled: “Summary”; “Risk Factors”; “Description of the Certificates”; “Certain ERISA Considerations”; and “Certain Federal Income Tax Considerations” in Registrant’s Prospectus Supplement dated August 7, 2002, and “Risk Factors” and “Description of Certificates” in Registrant’s Prospectus, dated August 2, 2002, which description is incorporated herein by reference.

Item 2.         Exhibits.

                   1.   Certificate of Incorporation of Structured Products Corp. is set forth as Exhibit 3.1 to the Registration Statement on Form S-3 and is incorporated herein by reference.

                   2.   By-laws, as amended, of Structured Products Corp. are set forth as Exhibit 3.2 to the Registration Statement and are incorporated herein by reference.

                   3.   Form of Trust Agreement is set forth as Exhibit 4.3 to the Registration Statement and is incorporated herein by reference.

                   4.    The Prospectus dated August 2, 2002 which was filed with the Securities and Exchange Commission on or about August 7, 2002, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

                   5.    The Prospectus Supplement dated August 7, 2002 which was filed with the Securities and Exchange Commission on or about August 7, 2002, pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, and is incorporated herein by reference.

                   6.   Form of CorTS®Supplement 2002-11, dated as of August 7, 2002.

[Balance of page left intentionally blank]

2

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STRUCTURED PRODUCTS CORP.
Date: August 7, 2002

By: /s/ Matthew R. Mayers Matthew R. Mayers Authorized Signatory

3

CorTS®SUPPLEMENT 2002-11

between

STRUCTURED PRODUCTS CORP.,
as Depositor

and

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee

CorTS®Trust IV For SAFECO Capital Trust I

TABLE OF CONTENTS

                                                                 Page

Preliminary Statement.............................................1

Section 1    .Certain Defined Terms...............................1

Section 2    Creation and Declaration of Trust; Sale of Term

Section 5    Certificate Principal Balance and

Section 9    . Certain Provisions of Base Trust Agreement

Section 16   . No Investment of Amounts Received on Term

Exhibit A..--   Identification  of the Term  Assets  as of  Closing
Date
Exhibit B..--   Terms of the Certificates as of Closing Date
Exhibit C..--   Form of Certificate

CorTS® SUPPLEMENT 2002-11, dated as of August 7, 2002 (this “Series Supplement”), between STRUCTURED PRODUCTS CORP., a Delaware corporation, as depositor (the “Depositor”), and U.S. BANK TRUST NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”) and as securities intermediary (the “Securities Intermediary”).

PRELIMINARY STATEMENT

        Pursuant to the Base Trust Agreement, dated as of December 15, 2000 (the “Base Trust Agreement” and, as supplemented pursuant to the Series Supplement, the “Agreement”), between the Depositor and the Trustee, such parties may at any time and from time to time enter into a series supplement supplemental to the Base Trust Agreement for the purpose of creating a trust. Section 5.13 of the Base Trust Agreement provides that the Depositor may at any time and from time to time direct the Trustee to authenticate and deliver, on behalf of any such trust, a new Series of trust certificates. Each trust certificate of such new Series of trust certificates will represent a fractional undivided beneficial interest in such trust subject to the terms hereof. Certain terms and conditions applicable to each such Series are to be set forth in the related series supplement to the Base Trust Agreement.

        Pursuant to this Series Supplement, the Depositor and the Trustee shall create and establish a new trust to be known as CorTS® Trust IV For SAFECO Capital Trust I, and a new Series of trust certificates to be issued thereby, which certificates shall be known as the CorTS® Certificates, and the Depositor and the Trustee shall herein specify certain terms and conditions in respect thereof.

        The Certificates shall be Fixed Rate Certificates issued in one Class (the “Certificates”).

        On behalf of and pursuant to the authorizing resolutions of the Board of Directors of the Depositor, an authorized officer of the Depositor has authorized the execution, authentication and delivery of the Certificates, and has authorized the Base Trust Agreement and this Series Supplement in accordance with the terms of Section 5.13 of the Base Trust Agreement.

                 Section 1      Certain Defined Terms.    (a)   All terms used in this Series Supplement that are defined in the Base Trust Agreement, either directly or by reference therein, have the meanings assigned to such terms therein, except to the extent such terms are defined or modified in this Series Supplement or the context requires otherwise. The Base Trust Agreement also contains rules as to usage which shall be applicable hereto.

                 (b)   Pursuant to Article I of the Base Trust Agreement, the meaning of certain defined terms used in the Base Trust Agreement shall, when applied to the trust certificates of a particular Series, be as defined in Article I but with such additional provisions and modifications as are specified in the related series supplement. With respect to the Certificates, the following definitions shall apply:

                 “761 Election”: 761 Election shall have the meaning set forth in Section 29 of this Series Supplement.

                 “Acceleration”: The acceleration of the maturity of the Term Assets after the occurrence of any default on the Term Assets other than a Payment Default.

                 “Agreement”: Agreement shall have the meaning specified in the Preliminary Statement to this Series Supplement.

                 “Base Trust Agreement”: Base Trust Agreement shall have the meaning specified in the Preliminary Statement to this Series Supplement.

                 “Business Day”: Any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

                 “Certificate Account”: With respect to this Series, the Eligible Account established and maintained by the Trustee in its corporate trust department in the Trustee’s name for the benefit of the related Certificateholders, into which all payments made on or with respect to the related Term Assets will be deposited.

                 “Certificateholder” or “Holder”: With respect to any Certificate, the Holder thereof.

                 “Certificateholders” or Holders”: The Holders of the Certificates.

                 “Closing Date”: August 7, 2002.

                 “Collection Period”: The period from (but excluding) the preceding Distribution Date (or, in the case of the first Distribution Date, from and including the Closing Date), through and including the current Distribution Date.

                 “Corporate Trust Office”: U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust or such other corporate trust office as the Trustee shall designate in writing to the Depositor and the Certificateholders.

                 “Depositary”: The Depository Trust Company.

                 “Distribution Date”: Any Scheduled Distribution Date, the Maturity Date or any Term Assets Default Distribution Date or any Term Assets Redemption Distribution Date.

                 “Extension Period”: The period, which may have a duration of up to ten (10) consecutive semiannual interest periods on the Junior Subordinated Debentures, but not to extend beyond July 15, 2037, in which SAFECO Corporation defers interest distributions on the Junior Subordinated Debentures, and consequently the Term Assets Issuer defers interest distributions on the Term Assets. There is no limitation on the number of times SAFECO Corporation may elect to begin an Extension Period.

                 “Fixed Payment”: Each equal semiannual installment of interest payable on the Term Assets on each January 15 and July 15 or, if any such day is not a Business Day, then the immediately following Business Day, except that the final installment of interest will be payable on July 15, 2037, commencing on January 15, 2003 through and including July 15, 2037.

                 “Interest Collections”: With respect to any Distribution Date, all payments received by the Trustee, during the Collection Period ending on such Distribution Date, in respect of (i) interest on the Term Assets and (ii) penalties or other amounts required to be paid because of late payments on the Term Assets.

                 “Junior Subordinated Debentures”: The 8.072% Series B Junior Subordinated Deferrable Interest Debentures due on the Maturity Date issued by SAFECO Corporation which are owned by the Term Assets Issuer.

                 “Maturity Date”: July 15, 2037.

                 “Payment Default”: A default by the Term Assets Issuer in the payment of any amount due on the Term Assets after the same becomes due and payable (and the expiration of any applicable grace period on the Term Assets).

                 “Payment Default”: New York, New York.

                 “Rating Agency”: Each of Moody's Investors Service, Inc. (“Moody’s”), and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), and any successor to either of the foregoing. References to “the Rating Agency” in the Agreement shall be deemed to be each such credit rating agency.

                 “Record Date”: With respect to any Distribution Date, the day immediately preceding such Distribution Date.

                 “Scheduled Distribution Date”:The 15th day of each January and July or, if any such day is not a Business Day, then the immediately following Business Day, except that the final Scheduled Distribution Date shall be July 15, 2037, commencing January 15, 2003 through and including July 15, 2037; provided, however, that payment on each Scheduled Distribution Date shall be subject to prior payment of interest or principal, as applicable, on the Term Assets.

                 “Specified Currency”: United States Dollars.

                 “Tax Event”: Tax Event means the receipt by SAFECO Corporation and the Term Assets Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the Junior Subordinated Debentures, there is more than an insubstantial risk that (i) the Term Assets Issuer would be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by

SAFECO Corporation on the Junior Subordinated Debentures would not be, in whole or in part, deductible by SAFECO Corporation for United States federal income tax purposes, or (iii) the Term Assets Issuer is, or will be, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges.

                 “Term Assets”: As of the Closing Date, $27,000,000 aggregate principal amount of 8.072% Series B Capital Securities due July 15, 2037, issued by the Term Assets Issuer, sold to the Trustee by the Depositor and identified on Exhibit A hereto. Additional Term Assets may also be sold to the Trustee from time to time pursuant to Section 5 of this Series Supplement.

                 “Term Assets Default Distribution Date”: The date on which the Trustee makes a distribution of the proceeds received in connection with a recovery on the Term Assets (in the case of a Payment Default, after deducting any costs incurred in connection therewith) following a Payment Default or an Acceleration or other default with respect to the Term Assets.

                 “Term Assets Issuer”: SAFECO Capital Trust I, the sole assets of which are the Junior Subordinated Debentures.

                 “Term Assets Payment Date”: Unless an Extension Period is in effect, the fifteenth day of each January and July, commencing on January 15, 2003 and ending on July 15, 2037; provided, however, that if any Term Assets Payment Date would otherwise fall on a day that is not a Business Day, such Term Assets Payment Date will be the following Business Day.

                 “Term Assets Redemption Distribution Date”: The date on which the Trustee receives payment for a redemption of Term Assets in accordance with their terms; provided, however, if the Trustee receives such payment after 10:00 A.M. (New York City time) on such date, the Term Assets Redemption Distribution Date shall be on the next Business Day.

                 “Term Assets Trustee”: The trustee for the Term Assets.

                 “Trust”: CorTS®Trust IV For SAFECO Capital Trust I.

                 “Trust Termination Event”: (a) the payment in full at maturity or upon early redemption of the Certificates, (b) the distribution of the proceeds received upon a recovery on the Term Assets in the case of a Payment Default (after deducting the costs incurred in connection therewith) or an Acceleration thereof (or other default with respect to the Term Assets) or (c) the liquidation of the Term Assets in accordance with Section 10(j) of this Agreement in the event that periodic reports required to be filed by SAFECO Corporation pursuant to the United States Securities Exchange Act of 1934 are no longer being filed.

                 “Voting Rights”: The Certificateholders shall have 100% of the total Voting Rights with respect to the Certificates, which Voting Rights shall be allocated among all Holders of Certificates in proportion to the principal balances held by such Holders on any date of determination.

                 Section 2      Creation and Declaration of Trust; Sale of Term Assets; Acceptance by Trustee.    (a)    The Trust, of which the Trustee is the trustee, is hereby created under the laws of the State of New York for the benefit of the holders of the Certificates. The Trust shall be irrevocable.

                 (b)    The Depositor, concurrently with the execution and delivery hereof and pursuant to Section 2.1 of the Base Trust Agreement, has delivered or caused to be delivered to the Trustee the Term Assets.

                 (c)    The Depositor does hereby sell, transfer, assign, set over and otherwise convey to the Trustee on behalf and for the benefit of the holders of the Certificates and the Trust, without recourse, the Term Assets. The Trustee shall pay the purchase price for the Term Assets by delivering to, or at the direction of, the Depositor, all of the Certificates on the Closing Date and making the payments identified in Section 10(l) of this Series Supplement.

                 (d)   The Trustee hereby (i) acknowledges such sale, deposit and delivery, pursuant to subsections (b) and (c) above, and receipt by it of the Term Assets, (ii) accepts the trusts created hereunder in accordance with the provisions hereof and of the Base Trust Agreement but subject to the Trustee’s obligation, as and when the same may arise, to make any payment or other distribution of the assets of the Trust as may be required pursuant to this Series Supplement, the Base Trust Agreement and the Certificates, and (iii) agrees to perform the duties herein or therein required and any failure to receive reimbursement of expenses and disbursements under Section 13 hereof shall not release the Trustee from its duties herein or therein.

                 Section 3      Designation. There is hereby created a Series of trust certificates to be issued pursuant to the Base Trust Agreement and this Series Supplement to be known as the “CorTS® Certificates.” The Certificates shall be issued in one class, in the amount set forth in Section 5 and with the additional terms set forth in Exhibit B to this Series Supplement. The Certificates shall be issued in substantially the form set forth in Exhibit C to this Series Supplement with such necessary or appropriate changes as shall be approved by the Depositor and the Trustee, such approval to be manifested by the execution and authentication thereof by the Trustee. The Certificates shall evidence undivided ownership interests in the assets of the Trust, subject to the liabilities of the Trust and shall be payable solely from payments or property received by the Trustee on or in respect of the Term Assets

                 Section 4     Date of the Certificates. The Certificates that are authenticated and delivered by the Trustee to or upon Depositor Order on the Closing Date shall be dated the Closing Date. All other Certificates that are authenticated after the Closing Date for any other purpose under the Agreement shall be dated the date of their authentication.

                 Section 5      Certificate Principal Balance and Denominations; Additional Term Assets. On the Closing Date, 1,040,926 Certificates with a Certificate Principal Balance of $26,023,150 shall be authenticated and delivered under the Base Trust Agreement and this Series Supplement. The Certificate Principal Balance of the Certificates shall initially equal 96.382037% of the initial principal amount of Term Assets sold to the Trustee and deposited in the Trust. Such Certificate Principal Balance shall be calculated without regard to the Certificates, authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Certificates pursuant to Sections 5.3, 5.4 or 5.5 of the Base Trust Agreement.

The Depositor may sell to the Trustee additional Term Assets on any date hereafter upon at least five (5) Business Days notice to the Trustee and upon (i) satisfaction of the Rating Agency Condition and (ii) delivery of an Opinion of Counsel to the effect that the sale of such additional Term Assets will not materially increase the likelihood that the Trust would fail to qualify as a grantor trust under the Code and, in any event, that the Trust will not fail to qualify as either a grantor trust or partnership (other than a publicly traded partnership treated as a corporation) under the Code. Each condition to be satisfied with respect to a sale of Term Assets on or prior to the Closing Date shall be satisfied with respect to a sale of additional Term Assets no later than the date of sale thereof, each representation and warranty set forth in the Agreement to be made on the Closing Date shall be made on such date of sale with respect to the additional Term Assets, and from and after such date of sale, all Term Assets held by the Trustee shall be held on the same terms and conditions. Upon such sale to the Trustee, the Trustee shall deposit such additional Term Assets in the Certificate Account, and shall authenticate and deliver to the Depositor, or its order, Certificates in a Certificate Principal Balance equal to 96.382037% of the principal amount of such additional Term Assets. Any such additional Certificates authenticated and delivered shall rank pari passu with any Certificates previously issued in accordance with this Series Supplement.

                 Section 6     Currency of the Certificates. All distributions on the Certificates will be made in the Specified Currency.

                 Section 7      Form of Securities. The Trustee shall execute and deliver the Certificates in the form of one or more global certificates registered in the name of DTC or its nominee.

                 Section 8     [Reserved].

                 Section 9     Certain Provisions of Base Trust Agreement Not Applicable. The provisions of Sections 2.3, 3.2, 3.3, 3.4, 3.5, 3.6, 3.8, 3.10, 3.11, 3.12, 3.13, 5.16, 5.17, 6.1(c) through (e), 6.6 and 9.1 of the Base Trust Agreement and any other provision of the Base Trust Agreement, which imposes obligations on, or creates rights in favor of, the Trustee or the Certificateholders as a result of or in connection with an “Event of Default” or “Administrative Agent Termination Event” shall be inapplicable with respect to the Certificates. In addition, there is no “Administrative Agent” specified herein, and all references to “Administrative Agent” in the Base Trust Agreement, therefor shall be inapplicable with respect to the Certificates.

                 Section 10     DISTRIBUTIONS.

                 (a)   On each Scheduled Distribution Date, subject to the existence of an Extension Period as described below, the Trustee shall distribute to the Certificateholders the related Fixed Payment, to the extent of Interest Collections, and subject to the terms of this Section 10, on the Maturity Date shall distribute to the Certificateholders the principal balance of the Certificates (in the amount of $26,023,150) and an additional distribution of principal of $976,850, to the extent the principal of the Term Assets is received by the Trustee on such date, and shall distribute all other amounts held in the Trust pursuant to Section 10(k) of this Series Supplement; provided, however, if any such payment with respect to the Term Assets is made to the Trustee after the Term Assets Payment Date on which such payment was due, the Trustee shall distribute such amount received on the Business Day following such receipt. In the event an Extension Period is in effect, interest on the Certificates will continue to accrue so long as interest on the Junior Subordinated Debentures continues to so accrue, but the Trustee shall not be required to make any distributions on the Certificates until the Business Day following the date it receives payment on the Term Assets. During an Extension Period, interest will accrue on the Certificates at a rate that is lower than the Certificates’ 8.375% per annum stated interest rate.

                 (b)   In the event of a Payment Default, the Trustee shall proceed against the Term Assets Issuer or SAFECO Corporation on behalf of the Certificateholders to enforce the Term Assets or otherwise to protect the interests of the Certificateholders, subject to the receipt of indemnity in form and substance satisfactory to the Trustee; provided that, holders of the Certificates representing a majority of the Voting Rights on the Certificates will be entitled to direct the Trustee in any such proceeding or direct the Trustee to sell the Term Assets, subject to the Trustee’s receipt of satisfactory indemnity. If the Trustee is directed to sell the Term Assets, the Trustee shall solicit bids for the sale of the Term Assets with settlement thereof on or before the third (3rd) Business Day after such sale from three leading dealers in the relevant market. Any of the following dealers shall be deemed to qualify as leading dealers: (1) Credit Suisse First Boston Corporation, (2) Goldman, Sachs & Co., (3) Lehman Brothers Inc., (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (5) UBS Securities LLC and (6) Salomon Smith Barney Inc.; provided, however, that no bid from Salomon Smith Barney Inc. or any affiliate thereof shall be accepted unless such bid equals the then fair market value of such Term Assets. The Trustee shall not be responsible for the failure to obtain a bid so long as it has made reasonable efforts to obtain bids. If a bid for the sale of the Term Assets has been accepted by the Trustee but the sale has failed to settle on the proposed settlement date, the Trustee shall request new bids from such leading dealers. In the event of an Acceleration and a corresponding payment on the Term Assets, the Trustee shall distribute the proceeds to the Certificateholders no later than two (2) Business Days after the receipt of immediately available funds.

                 (c)   In the event that the Trustee receives money or other property in respect of the Term Assets (other than a scheduled payment on or with respect to an interest payment date) as a result of a Payment Default on the Term Assets (including from the sale thereof), the Trustee will promptly give notice as provided in Section 18(c) to the Depositary, or for any Certificates which are not then held by DTC or any other depository, directly to the registered holders of the Certificates then outstanding and unpaid. Such notice shall state that, not later than 30 days after the receipt of such moneys or other property, the Trustee will allocate and distribute such moneys or other property to the holders of Certificates pro rata by principal amount (after deducting the costs incurred in connection therewith and subject to clause (l) of this Section 10). Property other than cash will be liquidated by the Trustee, and the proceeds thereof distributed in cash, only to the extent necessary to avoid distribution of fractional securities to Certificateholders. Other than as provided in clause (l) below, no amount will be distributed to the Depositor in respect of the Term Assets.

                 (d)   Distributions to the Certificateholders on each Distribution Date will be made to the Certificateholders of record on the Record Date.

                 (e)   All distributions (other than distributions made pursuant to Section 10(g)) to Certificateholders shall be allocated pro rata among the Certificates based on their respective principal balances as of the Record Date.

                 (f)   Notwithstanding any provision of the Agreement to the contrary, to the extent funds are available, the Trustee will initiate payment in immediately available funds by 10:00 A.M. (New York City time) on each Distribution Date of all amounts payable to each Certificateholder with respect to any Certificate held by such Certificateholder or its nominee (without the necessity for any presentation or surrender thereof or any notation of such payment thereon) in the manner and at the address as each Certificateholder may from time to time direct the Trustee in writing fifteen (15) days prior to such Distribution Date requesting that such payment will be so made and designating the bank account to which such payments shall be so made. The Trustee shall be entitled to rely on the last instruction delivered by the Certificateholder pursuant to this Section 10(f) unless a new instruction is delivered fifteen (15) days prior to a Distribution Date.

                 (g)   Upon receipt by the Trustee of a notice that all or a portion of the Term Assets are to be redeemed, the Trustee shall select by lot for redemption a principal amount of Certificates equal to 96.382037% of the principal amount of the Term Assets to be redeemed on the Term Assets Redemption Distribution Date. Notice of such redemption shall be given by the Trustee to the registered Certificateholders not less than fifteen (15) days prior to the Term Assets Redemption Distribution Date by mail to each registered Certificateholder at such registered Certificateholder’s last address on the register maintained by the Trustee; provided, however, that the Trustee shall not be required to give any notice of redemption prior to the third Business Day after the date it receives notice of such redemption. The redemption price for the Certificates redeemed shall be $25 per Certificate plus accrued and unpaid interest to the date of redemption plus a pro rata share of both the additional principal amount of $976,850 and the redemption premium, if any, received from the Term Assets Issuer.

                 (h)    SAFECO Corporation has the right to redeem the Junior Subordinated Debentures in whole or in part on or after July 15, 2007, at a price equal to 104.036% of the principal amount thereof on July 15, 2007 and at declining prices on each July 15 thereafter to 100.00% on or after July 15, 2017, plus accrued and unpaid interest thereon to the date of redemption. Upon such redemption, the Term Assets shall be mandatorily redeemed and consequently the Certificates shall be redeemed.

                 (i)    In addition, if a Tax Event occurs and is continuing, SAFECO Corporation may, at its option, prepay the Junior Subordinated Debentures in whole but not in part at any time prior to July 15, 2007 and within 90 days of the occurrence of such Tax Event, and therefore cause a mandatory redemption of the Term Assets, and consequently the Certificates at a price equal to the greater of (i) 100% of the principal amount of the Term Assets and (ii) the sum of the present values of the remaining scheduled payments of principal and interest to July 15, 2037, discounted to the prepayment date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at a certain treasury rate plus, in each case, accrued and unpaid interest thereon to the date of redemption.

                 (j)    In the event that periodic reports required to be filed by SAFECO Corporation under the United States Securities Exchange Act of 1934 are no longer being filed and the Depositor determines in its sole discretion that under applicable securities laws, rules or regulations the Trust must be liquidated, then the Trustee shall liquidate any remaining Term Assets and distribute any proceeds thereof. The distribution shall be made to the Certificateholders on a pro rata basis according to the principal amount of Certificates held. The Trustee shall notify each Rating Agency of any such liquidation of the Trust. If the Trustee is required to liquidate the Term Assets pursuant to this Section 10(j), the Trustee shall solicit bids for the sale of the Term Assets with settlement thereof on or before the third (3rd) Business Day after such sale from three leading dealers in the relevant market. Any of the following dealers shall be deemed to qualify as leading dealers: (1) Credit Suisse First Boston Corporation, (2) Goldman, Sachs & Co., (3) Lehman Brothers Inc., (4) Merrill Lynch, Pierce, Fenner & Smith Incorporated, (5) UBS Securities LLC and (6) Salomon Smith Barney Inc.; provided, however, that no bid from Salomon Smith Barney Inc. or any affiliate thereof shall be accepted unless such bid equals the then fair market value of such Term Assets. The Trustee shall not be responsible for the failure to obtain a bid so long as it has made reasonable efforts to obtain bids. If a bid for the sale of the Term Assets has been accepted by the Trustee but the sale has failed to settle on the proposed settlement date, the Trustee shall request new bids from such leading dealers.

                 (k)    The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Series Supplement. Notwithstanding anything in the Agreement to the contrary, to the extent there remains on deposit monies or property in the Trust after all required payments and distributions have been made in accordance with this Series Supplement (including without limitation Section 8 and this Section 10), such remaining monies or property shall be distributed to the Certificateholders on a pro rata basis based on the Certificate Principal Balance of the Certificates held on the date the final Fixed Payment was made on the Certificates. The Trustee shall in no way be responsible or liable to the Certificateholders nor shall any Certificateholder in any way be responsible or liable to any other Certificateholder in respect of amounts previously distributed on the Certificates based on their respective principal balances.

                 (l)    On the Closing Date, as partial payment for the Term Assets, the Trustee shall deliver to, or at the direction of, the Depositor all of the Certificates. On January 15, 2003, as payment of the balance of the purchase price for the Term Assets, the Trustee shall pay to the Depositor from the Fixed Payment received on such date, the amount of the interest accrued on the Term Assets from July 15, 2002 to but not including the Closing Date, which amount equals $133,188. In the event the Fixed Payment is not received by the Trustee on such date or otherwise is insufficient to pay such amount of accrued interest to the Depositor, the Depositor shall have a claim for the unpaid portion of such amount and shall share on a parity with the Certificateholders to the extent of such claim in the proceeds from the sale or recovery of the Term Assets.

                 (m)    In the event the Junior Subordinated Debentures are distributed to the Trust as a result of the liquidation of the Term Assets Issuer, such distribution will not cause the Certificates to be redeemed. Instead, the Trust will hold the Junior Subordinated Debentures for the Certificateholders in accordance with the terms hereof and the Base Trust Agreement.

                 Section 11     Termination of Trust.    (a)   The Trust shall terminate upon the occurrence of any Trust Termination Event.

                 (b)   Except for any reports and other information required to be provided to Certificateholders hereunder and under the Base Trust Agreement and except as otherwise specified herein and therein, the obligations of the Trustee will terminate upon the distribution to Certificateholders of all amounts required to be distributed to them and the disposition of all Term Assets held by the Trustee. The Trust shall thereupon terminate, except for surviving rights of indemnity.

                 Section 12      Limitation of Powers and Duties.   (a)   The Trustee shall administer the Trust and the Term Assets solely as specified herein and in the Base Trust Agreement.

                 (b)   The Trust is constituted solely for the purpose of acquiring and holding the Term Assets. The Trustee is not authorized to acquire any other investments or engage in any activities not authorized herein and, in particular, unless expressly provided in the Agreement, the Trustee is not authorized (i) to sell, assign, transfer, exchange, pledge, set-off or otherwise dispose of any of the Term Assets, once acquired, or interests therein, including to Certificateholders, (ii) to merge or consolidate the Trust with any other entity, or (iii) to do anything that would materially increase the likelihood that the Trust will fail to qualify as a grantor trust for United States federal income tax purposes. In addition, the Trustee has no power to create, assume or incur indebtedness or other liabilities in the name of the Trust other than as contemplated herein and in the Base Trust Agreement.

                 (c)   The parties acknowledge that the Trustee, as the holder of the Term Assets, has the right to vote and give consents and waivers in respect of the Term Assets and enforce the other rights, if any, of a holder of the Term Assets, except as otherwise limited by the Base Trust Agreement or this Series Supplement. In the event that the Trustee receives a request from the Term Assets Trustee, the Term Assets Issuer or, if applicable, the Depositary with respect to the Term Assets, for the Trustee’s consent to any amendment, modification or waiver of the Term Assets, or any document relating thereto, or receives any other solicitation for any action with respect to the Term Assets, the Trustee shall within two (2) Business Days mail a notice of such proposed amendment, modification, waiver or solicitation to each Certificateholder of record as of the date of such request. The Trustee shall request instructions from the Certificateholders as to what action to take in response to such request and shall be protected in taking no action if no direction is received. Except as otherwise provided herein, the Trustee shall consent or vote, or refrain from consenting or voting, in the same proportion (based on the relative principal balances of the Certificates) as the Certificates of the Trust were actually voted or not voted by the Holders thereof as of a date determined by the Trustee prior to the date on which such vote or consent is required; provided, however, that, notwithstanding anything to the contrary in the Base Trust Agreement or this Series Supplement, the Trustee shall at no time vote in favor of or consent to any matter (i) which would alter the timing or amount of any payment on the Term Assets (including, without limitation, any demand to accelerate the Term Assets) or (ii) which would result in the exchange or substitution of any Term Asset whether or not pursuant to a plan for the refunding or refinancing of such Term Asset, except in each case with the unanimous consent of the Certificateholders, and subject to the requirement that such vote or consent would not materially increase the likelihood that the Trust will fail to qualify as a grantor trust for federal income tax purposes, and, in any event, that the Trust will not fail to qualify as either a grantor trust or partnership (other than a publicly traded partnership treated as a corporation) under the Code, such determination to be based solely on an Opinion of Counsel. The Trustee shall have no liability for any failure to act or to refrain from acting resulting from the Certificateholders’ late return of, or failure to return, directions requested by the Trustee from the Certificateholders.

                 (d)   Notwithstanding any provision of the Agreement to the contrary, the Trustee may require from the Certificateholders prior to taking any action at the direction of the Certificateholders, an indemnity agreement of a Certificateholder or any of its Affiliates to provide for security or indemnity against the costs, expenses and liabilities the Trustee may incur by reason of any such action. An unsecured indemnity agreement, if acceptable to the Trustee, shall be deemed to be sufficient to satisfy such security or indemnity requirement.

                 (e)   Notwithstanding any provision of the Agreement to the contrary, the Trustee shall act as the sole Authenticating Agent, Paying Agent and Certificate Registrar.

                 Section 13      Compensation of Trustee. Each of the Trustee and U.S. Bank National Association, as co-trustee (the “co-trustee”), shall be entitled to receive from the Depositor as compensation for its services hereunder, trustee’s fees pursuant to a separate agreement among the Trustee, the co-trustee, and the Depositor, and shall be reimbursed for all reasonable expenses, disbursements and advances incurred or made by it (including the reasonable compensation, disbursements and expenses of its counsel and other persons not regularly in its employ). The Depositor shall indemnify and hold harmless each of the Trustee and the co-trustee, and its successors, assigns, agents and servants against any and all loss, liability or reasonable expense (including attorneys’ fees) incurred by it in connection with the administration of this trust and the performance of its duties thereunder. The Trustee and the co-trustee shall notify the Depositor promptly of any claim for which they may seek indemnity. Failure by the Trustee or the co-trustee to so notify the Depositor shall not relieve the Depositor of its obligations hereunder. The Depositor need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the co-trustee through the Trustee’s or the co-trustee’s own willful misconduct, gross negligence or bad faith. The indemnities contained in this Section 13 shall survive the resignation or termination of the Trustee or the co-trustee, or the termination of this Agreement.

                 Failure by the Depositor to pay, reimburse or indemnify the Trustee or the co-trustee shall not entitle the Trustee or the co-trustee to any payment, reimbursement or indemnification from the Trust, nor shall such failure release either the Trustee or the co-trustee from the duties it is required to perform under this Series Supplement. Any unpaid, unreimbursed or unindemnified amounts shall not be borne by the Trust and shall not constitute a claim against the Trust, but shall be borne by each of the Trustee and the co-trustee in its individual capacity, and the Trustee and the co-trustee shall have no recourse against the Trust with respect thereto.

                 Section 14      Modification or Amendment. (a) The Trustee shall not enter into any modification or amendment of the Base Trust Agreement or this Series Supplement unless such modification or amendment is in accordance with Section 10.1 of the Base Trust

Agreement. Pursuant to Section 5 of this Series Supplement, the Depositor may sell to the Trustee additional Term Assets from time to time without violation or trigger of this Section 14. Notwithstanding anything to the contrary contained in Section 10.1 of the Base Trust Agreement, the Base Trust Agreement or this Series Supplement may not be amended or modified for the purposes contained in items (v) through (viii) in Section 10.1 of the Base Trust Agreement unless the Trustee has received written confirmation from each Rating Agency that such amendment will not cause such Rating Agency  to reduce or withdraw the then current rating thereof.

                 (b)    The Required Percentage—Amendment (as defined in the Base Trust Agreement) referenced in the second proviso of Section 10.1(b) of the Base Trust Agreement shall be 100%.

                 Section 15     Accounting. Notwithstanding Section 3.16 of the Base Trust Agreement, no such accounting reports shall be required. Pursuant to Section 4.2 of the Base Trust Agreement, the Trustee shall cause the statements to be prepared and forwarded as provided therein.

                 Section 16     No Investment of Amounts Received on Term Assets. All amounts received on or with respect to the Term Assets shall be held uninvested by the Trustee.

                 Section 17     No Event of Default. There shall be no Events of Default defined with respect to the Certificates.

                 Section 18     Notices. (a) All directions, demands and notices hereunder and under the Base Trust Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered or mailed by first class mail, postage prepaid or by express delivery service or by certified mail, return receipt requested or delivered in any other manner specified herein, (i) in the case of the Depositor, to Structured Products Corp., 388 Greenwich Street, 10th Floor, New York, New York 10013, Attention: Secretary, or such other address as may hereafter be furnished to the Trustee in writing by the Depositor, and (ii) in the case of the Trustee, to U.S. Bank Trust National Association, 100 Wall Street, Suite 1600, New York, New York 10005, Attention: Corporate Trust, facsimile number (212) 809-5459, or such other address as may hereafter be furnished to the Depositor in writing by the Trustee.

                 (b)   For purposes of delivering notices to the Rating Agency under Section 10.07 of the Base Trust Agreement, or otherwise, such notices shall be mailed or delivered as provided in such Section 10.07, to: Standard & Poor’s Ratings Services, 55 Water Street, New York, New York 10041; and Moody’s Investors Service, Inc., Structured Derivative Products, 99 Church Street, New York, New York 10007; or such other address as the Rating Agency may designate in writing to the parties hereto.

                 (c)   In the event a Payment Default or an Acceleration occurs, the Trustee shall promptly give notice to the Depositary or, for any Certificates which are not then held by the Depositary or any other depository, directly to the registered holders of the Certificates thereof. Such notice shall set forth (i) the identity of the issue of Term Assets, (ii) the date and nature of such Payment Default or Acceleration, (iii) the amount of the interest or principal in default, (iv)

the Certificates affected by the Payment Default or Acceleration, and (v) any other information which the Trustee may deem appropriate.

                 (d)   Notwithstanding any provisions of the Agreement to the contrary, the Trustee shall deliver all notices or reports required to be delivered by the Trustee to the Certificateholders without charge to such Certificateholders.

                 Section 19      Access to Certain Documentation. Access to documentation regarding the Term Assets will be afforded without charge to any Certificateholder so requesting pursuant to Section 3.17 of the Base Trust Agreement. Additionally, the Trustee shall provide at the request of any Certificateholder without charge to such Certificateholder the name and address of each Certificateholder of Certificates hereunder as recorded in the Certificate Register for purposes of contacting the other Certificateholders with respect to their rights hereunder or for the purposes of effecting purchases or sales of the Certificates, subject to the transfer restrictions set forth herein.

                 Section 20      Advances. There is no Administrative Agent specified herein; hence no person (including the Trustee) shall be permitted or obligated to make Advances as described in Section 4.3 of the Base Trust Agreement.

                 Section 21      Ratification of Agreement. With respect to the Series issued hereby, the Base Trust Agreement (including the grant of a security interest in Section 10.8 of the Agreement with respect to the Term Assets conveyed hereunder), as supplemented by this Series Supplement, is in all respects ratified and confirmed, and the Base Trust Agreement as so supplemented by this Series Supplement shall be read, taken and construed as one and the same instrument. To the extent there is any inconsistency between the terms of the Base Trust Agreement and this Series Supplement, the terms of this Series Supplement shall govern.

                 Section 22      Counterparts. This Series Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

                 Section 23      Governing Law. This Series Supplement and each Certificate issued hereunder shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely therein without reference to such State’s principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

                 Section 24      Establishment of Certificate Accounts. The Securities Intermediary and the Trustee hereby represent and warrant that:

                 (a)    Each Certificate Account for the Trust is a "securities account" within the meaning of Section 8-501 of the UCC and is held only in the name of the Trust. The Securities Intermediary is acting in the capacity of a "securities intermediary" within the meaning of Section 8-102(a)(14) of the UCC;

                 (b)    All Term Assets have been (i) delivered to the Securities Intermediary pursuant to the Agreement; (ii) credited to the Certificate Account; and (iii) registered in the name of the Securities Intermediary or its nominee, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary. In no case will any Term Assets or other financial asset credited to the Certificate Account be registered in the name of the Depositor, payable to the order of the Depositor or specially indorsed to the Depositor except to the extent the foregoing have been specially indorsed to the Securities Intermediary or in blank; and

                 (c)    The Certificate Account is an account to which financial assets are or may be credited, and the Securities Intermediary shall treat the Trustee as entitled to exercise the rights that comprise any financial asset credited to the account.

                 Section 25      Certificate of Compliance. The Depositor shall deliver to the Trustee on or prior to June 30 of each year prior to a Trust Termination Event the Officer’s Certificate as to compliance as required by Section 6.1(b) of the Base Trust Agreement.

                 Section 26      Appointment of Co-Trustee. The Depositor and the Trustee hereby appoint U.S. Bank National Association, a national banking association, as co-trustee under the Agreement. Any action required to be taken by the Trustee may be taken by U.S. Bank National Association, as co-trustee, in full satisfaction of the obligations of the Trustee. By its acceptance of this Series Supplement, U.S. Bank National Association hereby accepts its appointment as co-trustee under the Agreement.

                 Section 27      [Reserved]

                 Section 28      [Reserved]

                 Section 29      Statement of Intent. It is the intention of the parties hereto that, for purposes of federal income taxes, state and local income and franchise taxes and any other taxes imposed upon, measured by or based upon gross or net income, the Trust shall be treated as a grantor trust, but failing that, as a partnership (other than a publicly traded partnership treated as a corporation). The parties hereto agree that, unless otherwise required by appropriate tax authorities, the Trust shall file or cause to be filed annual or other necessary returns, reports and other forms consistent with such intended characterization. In the event that the Trust is characterized by appropriate tax authorities as a partnership for federal income tax purposes, each Certificateholder, by its acceptance of its Certificate, agrees to report its respective share of the items of income, deductions, and credits of the Trust on its respective returns (making such elections as to individual items as may be appropriate) in accordance with Treasury Regulations Section 1.761-2 (the "761 Election") and in a manner consistent with the exclusion of the Trust from partnership tax accounting. The terms of the Agreement shall be interpreted to further these intentions of the parties. In mutual consideration for each Certificateholder’s purchase of a Certificate, each such Certificateholder is deemed to agree not to delegate (for a period of more than one year) authority to purchase, sell to exchange its Certificate to any person.

                 Each Certificateholder (and each beneficial owner of a Certificate) by acceptance of its Certificate (or its beneficial interest therein) agrees, unless otherwise required by appropriate tax authorities, to file its own tax returns and reports in a manner consistent with the characterization indicated above.

                 Section 30      Filing of Partnership Returns. In the event that the Trust is characterized (by appropriate tax authorities) as a partnership for United States federal income tax purposes, and the 761 Election is ineffective, the Depositor agrees to reimburse the Trust for any expenses associated with the filing of partnership returns (or returns related thereto).

                 Section 31      “Financial Assets” Election. The Securities Intermediary hereby agrees that the Term Assets credited to the Certificate Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

                 Section 32      Trustee's Entitlement Orders. If at any time the Securities Intermediary shall receive any order from the Trustee directing the transfer or redemption of any Term Assets on deposit in the Certificate Account, the Securities Intermediary shall comply with such entitlement order without further consent by the Depositor or any other Person. The Securities Intermediary shall take all instructions (including without limitation all notifications and entitlement orders) with respect to each Certificate Account solely from the Trustee.

                 Section 33     Conflict with Other Agreements. The Securities Intermediary hereby confirms and agrees that:

                 (a)    There are no other agreements entered into between the Securities Intermediary and the Depositor with respect to the Certificate Account;

                 (b)    It has not entered into, and until the termination of the Agreement will not enter into, any agreement with any other Person relating to the Certificate Account and/or any financial assets credited thereto pursuant to which it has agreed to comply with entitlement orders (as defined in Section 8-102(a)(8) of the UCC) of such other Person; and

                 (c)    It has not entered into, and until the termination of the Agreement will not enter into, any agreement with the Depositor or the Trustee purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as set forth in Section 32 hereof.

                 Section 34     Additional Trustee Representations. The Trustee hereby represents and warrants as follows:

                 (a)   The Trustee maintains its books and records with respect to its securities accounts in the State of New York;

                 (b)    The Trustee has not granted any lien on the Term Assets nor are the Term Assets subject to any lien on properties of the Trustee in its individual capacity; the Trustee has no actual knowledge and has not received actual notice of any lien on the Term Assets (other than any liens of the Trustee in favor of the beneficiaries of the Trust Agreement); other than the interests of the Certificateholders, the books and records of the Trustee do not identify any Person as having an interest in the Term Assets; and

                 (c)    The Trustee makes no representation as to (i) the validity, legality, sufficiency or enforceability of any of the Term Assets or (ii) the collectability, insurability, effectiveness or suitability of any of the Term Assets.

                 Section 35      Additional Depositor Representations. The Depositor hereby represents and warrants to the Trustee as follows:

                 (a)    Immediately prior to the transfer of the Term Assets to the Trust, the Depositor owned and had good and marketable title to the Term Assets free and clear of any lien, claim or encumbrance of any Person;

                 (b)    The Depositor has received all consents and approvals required by the terms of the Term Assets to the transfer to the Trustee of its interest and rights in the Term Assets as contemplated by the Trust Agreement; and

                 (c)    The Depositor has not assigned, pledged, sold, granted a security interest in or otherwise conveyed any interest in the Term Assets (or, if any such interest has been assigned, pledged or otherwise encumbered, it has been released), except such interests granted pursuant to the Trust Agreement. The Depositor has not authorized the filing of and is not aware of any financing statements against the Depositor that includes a description of the Term Assets, other than any such filings pursuant to the Trust Agreement. The Depositor is not aware of any judgment or tax lien filings against Depositor.

                 IN WITNESS WHEREOF, the parties hereto have caused this Series Supplement to be executed by their respective duly authorized officers as of the date first above written.

STRUCTURED PRODUCTS CORP., as Depositor By: Authorized Signatory

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee By: Responsible Officer

ACCEPTED AND ACKNOWLEDGED BY: U.S. BANK NATIONAL ASSOCIATION, as Co-Trustee By: Responsible Officer

EXHIBIT A

IDENTIFICATION OF THE TERM ASSETS AS OF CLOSING DATE

Term Assets Issuer:	SAFECO Capital Trust I

Term Assets:	8.072% Series B Capital Securities due July 15, 2037

Maturity Date:	July 15, 2037

Original Principal Amount Issued:	$850,000,000

CUSIP No.:	786427AC8

Stated Interest Rate:	8.072% per annum

Interest Payment Dates:	January 15 and July 15

Redemption:	SAFECO Corporation has the right to redeem the Junior Subordinated Debentures in whole or in part on or after July 15, 2007, at a price equal to 104.036% of the principal amount thereof on July 15, 2007 and at declining prices on each July 15 thereafter to 100.00% on or after July 15, 2017, plus accrued and unpaid interest thereon to the date of redemption. Upon such redemption, the Term Assets shall be mandatorily redeemed and consequently the Certificates shall be redeemed.

Redemption Upon Tax Event:	Upon Tax Event: The Term Assets are redeemable, in whole but not in part, at any time prior to July 15, 2007 by the Term Assets Issuer if certain adverse tax events occur with respect to the Term Assets Issuer or SAFECO Corporation.

Principal Amount of Underlying Capital Securities Deposited Under Trust Agreement:	$27,000,000

The Term Assets will be held by the Trustee as book-entry credits to an account of the Trustee or its agent at The Depository Trust Company, New York, New York (“DTC”).

A-1

EXHIBIT B

TERMS OF THE CLASS A CERTIFICATES AS OF CLOSING DATE

Maximum Number of TIERS® Certificates	1,040,926

Aggregate Principal Amount of Class A Certificates:	$26,023,150

Authorized Denomination:	$25 and integral multiples thereof

Rating Agencies:	Standard & Poor's Ratings Services, and Moody's Investors Service, Inc.

Closing Date:	August 7, 2002

Distribution Dates:	Any Scheduled Distribution Date, the Maturity Date, any Term Assets Redemption Distribution Date or any Term Assets Default Distribution Date.

Interest Rate:	8.375% (subject to deferral of interest)

Maturity Date:	July 15, 2037

Record Date:	With respect to any Distribution Date, the day immediately preceding such Distribution Date.

Trustee Fee:	The Trustee's fees shall be payable by the Depositor pursuant to a separate fee agreement between the Trustee and the Depositor.

Initial Certificate Registrar:	U.S. Bank Trust National Association

Corporate Trust Office:	U.S. Bank Trust National Association 100 Wall Street, Suite 1600 New York, New York 10005 Attention: Corporate Trust Department, Regarding CorTS®Trust IV For SAFECO Capital Trust I

B-1

EXHIBIT C

FORM OF CERTIFICATE

THIS CERTIFICATE REPRESENTS AN UNDIVIDED INTEREST IN THE TRUST AND DOES NOT EVIDENCE AN OBLIGATION OF, OR AN INTEREST IN, AND IS NOT GUARANTEED BY THE DEPOSITOR OR THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE TRUST ASSETS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR ANY OTHER PERSON.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CERTIFICATE NUMBER CUSIP:	Certificates Certificate Principal Amount

CORTS® CERTIFICATES

evidencing an undivided interest in the Trust, as defined below, the assets of which include 8.072% Series B Capital Securities, due July 15, 2037, issued by SAFECO Capital Trust I.

This Certificate does not represent an interest in or obligation of the Depositor or any of its affiliates.

THIS CERTIFIES THAT Cede & Co. is the registered owner of a nonassessable, fully-paid, fractional undivided interest in CorTS®Trust IV For SAFECO Capital Trust I (the “Trust”) formed by Structured Products Corp., as depositor (the “Depositor”).

The Trust was created pursuant to a Base Trust Agreement, dated as of December 15, 2000 (as amended and supplemented, the “Agreement”), between the Depositor and U.S. Bank Trust National Association, a national banking association, not in its individual capacity but solely as Trustee (the “Trustee”), as supplemented by the CorTS® Supplement 2002-11, dated as of August 7, 2002 (the “Series Supplement” and, together with the Agreement, the “Trust Agreement”), between the Depositor and the Trustee. This Certificate does not purport to summarize the Trust Agreement and reference is hereby made to the Trust Agreement for information with respect to the interests, rights, benefits, obligations, proceeds and duties evidenced hereby and the rights, duties and obligations of the Trustee with respect hereto. A copy of the Trust Agreement may be obtained from the Trustee by written request sent to the Corporate Trust Office. Capitalized terms used but not defined herein have the meanings assigned to them in the Trust Agreement.

This Certificate is one of the duly authorized Certificates designated as “CorTS® Certificates” (herein called the “Certificate” or “Certificates”). This Certificate is issued under and is subject to the terms, provisions and conditions of the Trust Agreement, to which Trust Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound. The assets of the Trust include the Term Assets and all proceeds of the Term Assets. Additional Term Assets may be sold to the Trustee and additional Certificates may be authenticated and delivered from time to time as provided in the Trust Agreement, which additional Certificates shall rank pari passu with all other Certificates issued in accordance with the Series Supplement.

Under the Trust Agreement and subject to the provisions thereof, there shall be distributed on the dates specified in the Trust Agreement (a “Distribution Date”), to the person in whose name this Certificate is registered at the close of business on the related Record Date, such Certificateholder’s fractional undivided interest in the amount of distributions of the Term Assets to be distributed to Certificateholders on such Distribution Date. Unless an Extension Period is in effect, the Term Assets will pay interest on January 15 and July 15 of each year, except that the final payment of interest will be on July 15, 2037, with the first interest payment date occurring on January 15, 2003. The principal of the Term Assets is scheduled to be paid on July 15, 2037.

The distributions in respect of this Certificate are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts as set forth in the Series Trust Agreement.

It is the intent of the Depositor and the Certificateholders that the Trust will be classified as a grantor trust under subpart E, Part I of subchapter J of the Internal Revenue Code of 1986, as amended, and failing that, as a partnership (other than a publicly traded partnership treated as a corporation). In the event that the Trust is characterized by appropriate tax authorities as a partnership for federal income tax purposes, each Certificateholder, by its acceptance of its Certificate, agrees to report its respective share of the items of income, deductions, and credits of the Trust on its respective returns (making such elections as to individual items as may be appropriate) in accordance with Treasury Regulations Section 1.761-2(b) (i.e., in a manner consistent with the exclusion of the Trust from partnership tax accounting). In mutual consideration for each Certificateholder’s purchase of a Certificate, each such Certificateholder is deemed to agree not to delegate (for a period of more than one year) authority to purchase, sell or exchange its Certificate to any person. Except as otherwise required by appropriate taxing authorities, the Depositor and the Trustee, by executing the Trust Agreement, and each Certificateholder, by acceptance of a Certificate, agrees to treat, and to take no action inconsistent with such intentions and the provisions of the Trust Agreement shall be interpreted to further these intentions of the parties.

Each Certificateholder, by its acceptance of a Certificate, covenants and agrees that such Certificateholder shall not, prior to the date which is one year and one day after the termination of the Trust Agreement, acquiesce, petition or otherwise invoke or cause the Depositor to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Depositor under any federal or state bankruptcy, insolvency, reorganization or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Depositor or any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Depositor.

The Trust Agreement permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

Unless the certificate of authentication hereon shall have been executed by an authorized officer of the Trustee by manual signature, this Certificate shall not entitle the Holder hereof to any benefit under the Trust Agreement or be valid for any purpose.

A copy of the Trust Agreement is available upon request and all of its terms and conditions are hereby incorporated by reference and made a part hereof.

THIS CERTIFICATE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed by its manual or facsimile signature.

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee and Authenticating Agent By: Authorized Signatory